Exhibit 99.1


         Quaker City Bancorp Initiates Cash Dividend Program


   WHITTIER, Calif.--(BUSINESS WIRE)--July 17, 2003--Quaker City Bancorp, Inc. ("Company") (Nasdaq:QCBC), the holding company for Quaker City Bank ("Bank"), announced today that its Board of Directors, at their meeting on July 16, 2003, declared its first cash dividend of $0.20 per outstanding share of common stock of the Company payable on August 29, 2003 to shareholders of record at the close of business on August 15, 2003.
    "The decision to issue a cash dividend demonstrates continued confidence in Quaker's long term prospects," said Rick McGill, President and Chief Executive Officer. "The decision to pay a cash dividend was also impacted by the recently enacted tax law changes reducing tax rates on corporate dividends. In addition, the Company believes that its growth prospects and ability to repurchase its shares from time to time will not be adversely impacted by the decision to institute a dividend program."
    Mr. McGill will be hosting an earnings conference call on Tuesday, July 22, 2003, at 4:00 PM Eastern (1:00 PM Pacific) to discuss the results of the fourth quarter and fiscal year 2003 as well as the new cash dividend program. The teleconference dial-in number is
(800) 450-0788. Please phone in no later than 3:55 PM Eastern on Tuesday, July 22, to participate.
    There will be a replay of the call available beginning at 6:15 PM Eastern Time on July 22 and ending at 2:59 AM Eastern Time on July 30, 2003. The replay dial-in number is (800) 475-6701, access code 690427.
    The Company had $1.6 billion in total assets at March 31, 2003 and operates twenty-four retail banking branches in the Los Angeles, Orange, Riverside, and San Bernardino counties in southern California. The Bank was founded in 1920 and its regulatory capital levels continue to exceed the levels necessary to be considered "Well Capitalized."

    This news release contains certain forward-looking statements that are subject to various factors which could cause actual results and prospects to differ materially from such statements. Such factors include, but are not limited to, general business environment, interest rate fluctuations that may affect operating margin, the California real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business and regulatory actions and other factors that may affect the Company's ability to continue its cash dividend program in the future.


    CONTACT: Quaker City Bancorp, Inc.
             Rick McGill, 562-907-2275
             Dwight L. Wilson, 562-907-2241